Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System, Inc. Appoints

Kerrie D. MacPherson as New Independent Director

SYRACUSE, N.Y. — November 20, 2019 — Community Bank System, Inc. (NYSE: CBU) (the “Company”) today announced that its Board of Directors has appointed Kerrie D. MacPherson, FCPA, FCA, as a new independent director. Ms. MacPherson previously served as a senior partner of Ernst & Young, LLP (“EY”) where she started as an auditor and served in leadership roles in transaction advisory services in EY’s New York office, working with clients across a broad array of industries over 32 years and developing extensive experience in the financial services sector.

Ms. MacPherson’s appointment expands the Company’s Board to 12 Directors, 11 of whom are independent. Ms. MacPherson was also appointed to the Board of Directors of Community Bank, N.A., the Company’s wholly-owned banking subsidiary. The Board has determined that Ms. MacPherson is a qualified financial expert and will serve on the Board’s Audit and Compliance Committee and the Risk Committee.

“We are pleased to welcome Kerrie MacPherson as a new independent director to the Board of Directors of Community Bank System, Inc. and Community Bank, N.A.,” said Sally A. Steele, Chair of the Board of Directors. “Kerrie’s expertise in audit, banking, financial advisory services, sales, marketing, and mergers and acquisitions will be an asset to the Board and we are confident that she will provide a valuable perspective to our discussions. Her appointment reflects a thoughtful and deliberate process to refresh our Board as we seek to ensure that we have an appropriate level of expertise, background, and perspective to provide effective governance oversight of the Company and its subsidiaries.”

Mark Tryniski, President and Chief Executive Officer, stated “We’re thrilled to be adding Kerrie to our Board of Directors.  She brings tremendous financial industry experience to our boardroom and, together with her transaction expertise, will be of great value to our efforts to continue delivering exceptional returns to our shareholders.”

Ms. MacPherson joined EY in 1986 as an auditor in their Toronto office and first moved to their New York office in 1992 where she worked on a national financial services team focused on regulatory developments. Over her career, she served in various leadership roles in mergers and acquisitions, advisory services, and marketing where she developed extensive experience with banking and financial advisory services. In 2002, she joined the Americas Financial Services Office of EY where she focused on due diligence and post-merger integration services in the financial services sector. Her advisory role continued with evolving leadership and oversight roles, and she served as Global Client Service Partner to several of the firm’s largest global accounts including clients in the financial services sector, until her retirement from EY in 2018. In 2017, Ms. MacPherson was selected as a Fellow of the Chartered Professional Accountants of Ontario, the highest distinction conferred by the organization. She also received Consulting Magazine’s Women in Leaders in Consulting, 2015 Excellence in Leadership Award, and the National Association for Female Executives’ 2014 Corporate Women’s Champion Award.

Ms. MacPherson serves on the Board of Directors of New York City Harvest, a non-profit focused on feeding the hungry in New York City. She also serves as Co-Chair of City Harvest’s Governance Committee and as a member of its Executive Committee and formerly chaired the Audit Committee. She is a graduate of the University of Toronto with a Bachelors of Commerce (Honours) and Master of Business Administration (Rotman School), and currently serves on the Dean’s Advisory Board and Global Advancement Board for the Rotman School.

About Community Bank System, Inc.

Community Bank System, Inc. operates over 230 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of approximately $11.5 billion, the DeWitt, N.Y. headquartered company is among the country’s 150 largest financial institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating subsidiaries. The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or http://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.